PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 19 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                    Dated December 22, 2003
                                                                  Rule 424(b)(3)

                                   $9,525,000
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                        --------------------------------

                         RELAYS(SM) due December 23, 2007
                  Based on the Value of the Nasdaq-100(R) Index
      Redeemable Equity-Linked Alternative Yield Securities(SM) ("RELAYS(SM)")

Unlike ordinary debt securities, the RELAYS do not pay interest and do not guarantee any return of principal at maturity. Instead, if the RELAYS have not been subject to automatic redemption, at maturity you will receive for each $1,000 principal amount of RELAYS that you hold an amount in cash that will vary depending upon the value of the Nasdaq-100(R) Index over the term of the RELAYS and on the final determination date and which may be less than the par amount of the RELAYS.

o    The principal amount and issue price of each RELAYS is $1,000.

o If the closing value of the Nasdaq-100 Index on any of the first three determination dates is greater than the initial index value of the Nasdaq-100 Index on December 22, 2003, the date we offered the RELAYS for initial sale to the public, which we refer to as the initial index value, the RELAYS will be automatically redeemed for a cash payment that will vary depending on the determination date:

     o if the index closing value on December 23, 2004 exceeds the initial index value, we will redeem the RELAYS for $1,080 (108% of par) on December 29, 2004,

     o if the index closing value on December 23, 2005 exceeds the initial index value, we will redeem the RELAYS for $1,160 (116% of par) on December 29, 2005 or

     o if the index closing value on December 23, 2006 exceeds the initial index value, we will redeem the RELAYS for $1,240 (124% of par) on December 29, 2006.

o At maturity, if the RELAYS have not previously been redeemed, you will receive for each $1,000 principal amount of RELAYS that you hold an amount of cash equal to:

     o $1,320 (132% of par) if the index closing value on December 20, 2007, the final determination date, is greater than the initial index value,

     o $1,000 (par) if the index closing value on December 20, 2007 is less than or equal to the initial index value and the value of the Nasdaq-100 Index has not decreased to or below the trigger level at any time on any date during the term of the RELAYS or

     o $1,000 times the index performance factor, which will be less than or equal to 1.0, if the index closing value on December 20, 2007 is less than or equal to the initial index value and the value of the Nasdaq-100 Index has decreased to or below the trigger level at any time on any date during the term of the RELAYS.

          >    The initial index value is 1,431.71.

          > The trigger level is 1,002.19, or 70% of the initial index value.

          > The index performance factor will be equal to (i) the final index value divided by (ii) the initial index value.

o Investing in the RELAYS is not equivalent to investing in the Nasdaq-100 Index or its component stocks.

o    The RELAYS will not be listed on any securities exchange.

You should read the more detailed description of the RELAYS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of RELAYS."

The RELAYS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-8.

                        --------------------------------
                                   PRICE 100%
                        --------------------------------

                           Price to              Agent's           Proceeds to
                            Public             Commissions           Company
                          ----------           -----------         ------------
Per RELAYS..............     100%                 1.5%                98.5%
Total...................  $9,525,000            $142,875           $9,382,125

                                 MORGAN STANLEY

    For a description of certain restrictions on offers, sales and deliveries of the RELAYS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and other offering material related to the RELAYS, see "Supplemental Information Concerning Plan of Distribution" below.

    No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the RELAYS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the RELAYS in any jurisdiction, other than the United States, where action for that purpose is required. This pricing supplement and the accompanying prospectus supplement and prospectus may not be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

    The RELAYS may not be offered or sold to the public in Brazil. Accordingly, the offering of the RELAYS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

    The RELAYS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the RELAYS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

    The RELAYS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the RELAYS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to RELAYS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

    The RELAYS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

    This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the RELAYS may not be circulated or distributed, nor may the RELAYS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the RELAYS to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

       The following summary describes the RELAYS(SM) we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

       The RELAYS offered are medium-term debt securities of Morgan Stanley. The return on the RELAYS is linked to the performance of the Nasdaq-100(R) Index.

       "Nasdaq(R)," "Nasdaq-100(R)" and "Nasdaq-100 Index(R)" are trademarks of The Nasdaq Stock Market, Inc. and have been licensed for use by Morgan Stanley. "Redeemable Equity-Linked Alternative Yield Securities" and "RELAYS" are our service marks.


Each RELAYS costs $1,000              We, Morgan Stanley, are offering
                                      Redeemable Equity-Linked Alternative
                                      Yield Securities due December 23, 2007,
                                      Mandatorily Exchangeable for an Amount
                                      Payable in U.S. Dollars Based on the
                                      Value of the Nasdaq-100(R)Index, which we refer to as the RELAYS. The principal amount and issue price of each RELAYS is $1,000.

No guaranteed return                  Unlike ordinary debt securities, the
of principal; no interest             RELAYS do not pay interest and do not
                                      guarantee any return of principal at
                                      maturity. If the RELAYS have not been
                                      redeemed prior to maturity and the final index value is less than or equal to the initial index value, and the index value has decreased to or below the trigger level, at any time on any date from but excluding December 22, 2003, the day we offered the RELAYS for initial sale to the public, to and including the final determination date, we will pay to you an amount in cash per RELAYS that is less than the $1,000 issue price of each RELAYS by an amount proportionate to the decrease in the value of the Nasdaq-100
                                      Index.

                                      The initial index value is 1,431.71, the closing value of the Nasdaq-100 Index on December 22, 2003, the day we offered the RELAYS for initial sale to the public.

                                      The final index value is the closing
                                      value of the Nasdaq-100 Index on December
                                      20, 2007.

                                      The trigger level is 1,002.19, or 70% of the initial index value.

The RELAYS will be                    If the index closing value on any of the
automatically redeemed if             first three determination dates is greater
the Nasdaq-100 Index is               than the initial index value, the RELAYS
higher than the initial               will be automatically redeemed for the
index value on any                    early redemption payment. The early
determination date                    redemption payment will be an amount of
                                      cash that will vary depending on the
                                      determination date:

                                      o   if the index closing value on
                                          December 23, 2004 is greater than the
                                          initial index value, we will redeem
                                          each $1,000 principal amount of
                                          RELAYS for $1,080 (108% of par) on
                                          December 29, 2004,

                                      o   if the index closing value on
                                          December 23, 2005 is greater than the
                                          initial index value, we will redeem
                                          each $1,000 principal amount of
                                          RELAYS for $1,160 (116% of par) on
                                          December 29, 2005 or

                                      o   if the index closing value on
                                          December 23, 2006 is greater than the
                                          initial index value, we will redeem
                                          each $1,000 principal amount of
                                          RELAYS for $1,240 (124% of par) on
                                          December 29, 2006.

Payment at maturity                   At maturity, if the RELAYS have not
depends on the value of the           previously been automatically redeemed,
Nasdaq-100 Index                      you will receive for each $1,000 principal
                                      amount of RELAYS that you hold an amount of cash that will vary depending upon the value of the Nasdaq-100 Index over the term of the RELAYS and on the final determination date, equal to:

                                      o  $1,320 (132% of par) if the final
                                         index value is greater than the
                                         initial index value,

                                      o  $1,000 (par) if the final index value
                                         is less than or equal to the initial
                                         index value and the Nasdaq-100 Index
                                         has not decreased to or below the
                                         trigger level at any time on any date
                                         from but excluding December 22, 2003,
                                         the day we offered the RELAYS for
                                         initial sale to the public, to and
                                         including the final determination date
                                         or

                                      o  $1,000 times the index performance
                                         factor if the final index value is
                                         less than or equal to the initial
                                         index value and the Nasdaq-100 Index
                                         has decreased to or below the trigger
                                         level at any time on any date from but
                                         excluding December 22, 2003 to and
                                         including the final determination date

                                         where,

                                                                        final index value
                                             index performance factor = --------------------
                                                                        initial index value

                                         Because the index performance factor
                                         will be less than or equal to 1.0,
                                         this payment will be less than or
                                         equal to the $1,000 principal amount
                                         per RELAYS.

                                      Beginning on PS-6, we have provided
                                      examples titled "Hypothetical Payouts on the RELAYS," which explain in more detail the possible payouts on the RELAYS at each early redemption date and at maturity assuming a variety of hypothetical index closing values on each determination date, including the final determination date. The table does not show every situation that can occur.

                                      You can review the historical values of
                                      the Nasdaq-100 Index in the section of
                                      this pricing supplement called
                                      "Description of RELAYS--Historical
                                      Information." The payment of dividends on the stocks that underlie the Nasdaq-100 Index is not reflected in the level of the Nasdaq-100 Index and, therefore, has no effect on the calculation of the payment at maturity.

                                      If a market disruption event occurs on
                                      any determination date, the applicable
                                      index closing value for such
                                      determination date will be determined on the next trading day on which no market disruption event occurs. If a market disruption event occurs on the final determination date, the final index value will be determined on the next trading day on which no market disruption event occurs and, consequently, the maturity date of the RELAYS will be postponed. See the section of this pricing supplement called "Description of
                                      RELAYS--Determination Dates."

                                      Investing in the RELAYS is not equivalent to investing in the Nasdaq-100 Index or its component stocks.

Your return on the                    The return investors realize on the
RELAYS is limited to the              RELAYS is limited to the early redemption
early redemption payment              payment or the payment at maturity. If
or the payment at maturity            the RELAYS are automatically redeemed
                                      prior to maturity, you will receive the
                                      early redemption payment, which will be
                                      either $1,080, $1,160 or $1,240,
                                      depending on when the RELAYS are
                                      redeemed, which is equivalent to the
                                      issue price plus 8% of the issue price
                                      for each year that the RELAYS are
                                      outstanding. If the RELAYS are not
                                      automatically redeemed prior to maturity, you will receive the payment at maturity, which will be a maximum of $1,320, which is equivalent to the issue price plus 8% of the issue price for each year that the RELAYS are outstanding, and could be less than the principal amount of the RELAYS.
                                      See "Hypothetical Payouts on the RELAYS" beginning on PS-6.

MS & Co. will be the                  We have appointed our affiliate, Morgan
Calculation Agent                     Stanley & Co. Incorporated, which we
                                      refer to as MS & Co., to act as
                                      calculation agent for JPMorgan Chase
                                      Bank, the trustee for our senior
                                      securities. As calculation agent, MS &
                                      Co. will determine the payment that you
                                      will receive at maturity.

Where you can find more               The RELAYS are senior notes issued as
information on the                    part of our Series C medium-term note
RELAYS                                program. You can find a general
                                      description of our Series C medium-term
                                      note program in the accompanying
                                      prospectus supplement dated August 26,
                                      2003. We describe the basic features of
                                      this type of note in the sections of the prospectus supplement called "Description of Notes--Fixed Rate Notes" and "--Notes
                                      Linked to Commodity Prices, Single
                                      Securities, Baskets of Securities or
                                      Indices."

                                      For a detailed description of the terms
                                      of the RELAYS, you should read the
                                      section of this pricing supplement called
                                      "Description of RELAYS." You should also read about some of the risks involved in investing in RELAYS in the section of this pricing supplement called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the RELAYS may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called "Description of RELAYS--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the RELAYS.

How to reach us                       You may contact your local Morgan Stanley
                                      branch office or our principal executive offices at 1585 Broadway, New York, New
                                      York 10036 (telephone number (212)
                                      761-4000).

                       HYPOTHETICAL PAYOUTS ON THE RELAYS

       The following examples illustrate the payout on the RELAYS for a range of hypothetical Index Closing Values on each of the four Determination Dates and, to illustrate the effect of the Trigger Level, a hypothetical intraday index value on a random interim date during the term of the RELAYS.

       These examples are based on the following terms:

       o      Initial Index Value: 100

       o      Trigger Level: 70, which is 70% of the Initial Index Value

       o      Issue Price (per RELAYS): $1,000.

       In Examples 1, 2 and 3, the value of the index fluctuates over the term of the RELAYS and closes above the Initial Index Value of 100 on one of the first three Determination Dates. However, each example produces a different Early Redemption Amount because the Index Closing Value exceeds the Initial Index Value on a different Determination Date in each example. Accordingly, because the Index Closing Value exceeds the Initial Index Value on one of the Determination Dates, the RELAYS are automatically redeemed as of that date. Additionally, Example 3 illustrates that the decline of the index to or below the Trigger Level on a random interim date during the term of the RELAYS does not affect the payout upon our automatic redemption on either of the first two Determination Dates.

                                           Example 1                    Example 2                       Example 3
                            ------------------------------- ---------------------------------  -----------------------------
                                   Hypothetical                  Hypothetical                    Hypothetical
                                  Index Value 1    Payout       Index Value 1        Payout     Index Value 1      Payout
                            ------------------------------- ---------------------------------  ----------------- -----------
 Determination Date, 2004               130        $1,080              86              --              88             --
 Determination Date, 2005               --           --               101             $1,160          100             --
       Interim Date                     --           --               --               --              65             --
 Determination Date, 2006               --           --               --               --             104           $1,240
 Determination Date, 2007               --           --               --               --             --              --
-------------------------- ------------------------------- ----------------------------------  -----------------------------
      Total Payout:                                $1,080                             $1,160                        $1,240
-------------------------- ------------------------------- ----------------------------------  -----------------------------

o In Example 1, the Index Closing Value on the first Determination Date has increased to 130, which is 30% above the Initial Index Value, and the RELAYS are automatically redeemed for $1,080 per RELAYS, representing an 8% increase above the Issue Price. This increase is less than, and unrelated to, the simple return on the index of 30%.

o In Example 2, the Index Closing Value on the first Determination Date has decreased to 86, which is 14% below the Initial Index Value; therefore, the RELAYS are not automatically redeemed and remain outstanding. On the second Determination Date, the Index Closing Value has increased to 101, a 1% increase over the Initial Index Value, and the RELAYS are automatically redeemed for $1,160 per RELAYS, representing a 16% increase above the Issue Price.

o In Example 3, the Index Closing Value on the first Determination Date has decreased to 88, which is 12% below the Initial Index Value and has increased back to the Initial Index Value on the second Determination Date; therefore, the RELAYS are not automatically redeemed on either date and remain outstanding. The intraday value on the Interim Date has decreased to 65, which is 35% below the Initial Index Value, which is below the Trigger Level, but on the third Determination Date, the Index Closing Value has increased to 104, which is 4% above the Initial Index Value, so the RELAYS are automatically redeemed for $1,240 per RELAYS, representing a 24% increase above the Issue Price.

--------

       1 The Hypothetical Index Value for each Determination Date is the Index Closing Value for that date, and the Hypothetical Index Value for the Interim Date is an intraday index value.

       In Examples 4, 5, and 6, the Index Closing Value does not exceed the Initial Index Value on any of the first three Determination Dates. In these examples, the RELAYS are not automatically redeemed prior to maturity.

                                           Example 4                    Example 5                       Example 6
                            ------------------------------- ---------------------------------  -----------------------------
                                   Hypothetical                  Hypothetical                    Hypothetical
                                  Index Value 1    Payout       Index Value 1        Payout     Index Value 1      Payout
                            ------------------------------- ---------------------------------  ----------------- -----------
 Determination Date, 2004                99          --                95              --              81             --
 Determination Date, 2005               100          --                97              --              99             --
       Interim Date                      64          --                71                              69
 Determination Date, 2006               100          --                88              --              75             --
 Determination Date, 2007               150        $1,320              72             $1,000           88             $880
-------------------------- ------------------------------- ----------------------------------  -----------------------------
      Total Payout:                                $1,320                             $1,160                          $880
-------------------------- ------------------------------- ----------------------------------  -----------------------------

o In Example 4, the Index Closing Value on the first, second and third Determination Dates is less than or equal to the Initial Index Value and the RELAYS are not automatically redeemed and remain outstanding until maturity. On the final Determination Date, the Index Closing Value has increased 50% above the Initial Index Value to 150, and the payment at maturity equals $1,320 per RELAYS, representing a 32% increase above the Issue Price. This increase is less than, and unrelated to, the simple return on the index of 50%. Even though on the Interim Date the intraday value of the Nasdaq-100 Index decreased below the Trigger Level, the payment at maturity is unaffected because the Index Closing Value on the final Determination Date exceeds the Initial Index Value.

o In Example 5, the Index Closing Value on the first, second and third Determination Dates is below the Initial Index Value and the RELAYS are not automatically redeemed and remain outstanding until maturity. On the final Determination Date, the Index Closing Value has decreased 28% below the Initial Index Value to 72. Because the value of the Nasdaq-100 Index did not decrease to or below the Trigger Level at any time during the life of the RELAYS, the payment at maturity equals $1,000 per RELAYS, an amount equal to the Issue Price.

o In Example 6, the Index Closing Value on the first, second and third Determination Dates is below the Initial Index Value and the RELAYS are not automatically redeemed and remain outstanding until maturity. On the final Determination Date, the Index Closing Value has decreased to 88, which is 12% below the Initial Index Value. Because the intraday value of the Nasdaq-100 Index on the Interim Date decreased to 69, which is 31% below the Initial Index Value, and is below the Trigger Level, the payment at maturity equals the $1,000 principal amount times an index performance factor of 0.88 which results in a payment at maturity of $880 per RELAYS, representing a 12% decrease below the Issue Price.

                                  RISK FACTORS

       The RELAYS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, do not pay interest or guarantee any return of principal at maturity. At maturity, if the RELAYS have not previously been automatically redeemed, to the extent that the closing value of the Nasdaq-100 Index on December 20, 2007 is less than the closing value of the Nasdaq-100 Index on December 22, 2003, the date we offered the RELAYS for initial sale to the public, and the reported value of the Nasdaq-100 Index has decreased to or below the trigger level at any time on any date from but excluding December 22, 2003 to and including the final determination date, investors will receive a payment at maturity that is less than the issue price of each RELAYS by an amount proportionate to the decrease in the value of the Nasdaq-100 Index. Investing in the RELAYS is not equivalent to investing directly in the Nasdaq-100 Index or its component stocks. The appreciation investors realize on the RELAYS is limited to a maximum of 8% of the issue price for each year that the RELAYS are outstanding regardless of any greater positive performance of the Nasdaq-100 Index. This section describes the most significant risks relating to the RELAYS. You should carefully consider whether the RELAYS are suited to your particular circumstances before you decide to purchase them.


The RELAYS do not pay      The terms of the RELAYS differ from those of ordinary
interest or guarantee      debt securities in that we will not pay you interest
return of principal        on the RELAYS or guarantee you the principal amount
                           of the RELAYS at maturity. Instead, if the RELAYS have not previously been automatically redeemed, at maturity you will receive for each $1,000 principal amount of RELAYS that you hold an amount in cash based upon the value of the Nasdaq-100 Index.

                           o  If the final index value on the final
                              determination date is greater than the initial index value, you will receive an amount in cash equal to $1,320.

                           o If the final index value is less than the initial index value and the Nasdaq-100 Index has not decreased to or below the trigger level on any date from but excluding December 22, 2003, the day we offered the RELAYS for initial sale to the public, to and including the final determination date, you will receive the $1,000 issue price. The payment of the $1,000 issue price at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. See "Hypothetical Payouts on the RELAYS" on PS-6.

                           o If the final index value is less than the initial index value and the Nasdaq-100 Index has decreased to or below the trigger level at any time on any date from but excluding December 22, 2003 to and including the final determination date, you will receive an amount in cash that is less than the $1,000 issue price of each RELAYS by an amount proportionate to the decrease in the value of the Nasdaq-100 Index. In such case, you may suffer a loss of a significant amount of your investment in the RELAYS.

Your appreciation          The appreciation potential of the RELAYS is limited
potential is limited;      by the redemption feature of the RELAYS to a maximum
RELAYS subject to          of 8% of the issue price for each year that the
early redemption           RELAYS are outstanding regardless of any greater
                           positive performance of the Nasdaq-100 Index. In addition, the early redemption feature may limit the term of your investment to as short as one year.

Secondary trading          The RELAYS will not be listed on any securities
may be limited             exchange. There may be little or no secondary market
                           for the RELAYS. Even if there is a secondary market, it may not provide significant liquidity. MS & Co.
                           currently intends to act as a market maker for the RELAYS but is not required to do so.

Market price of the
RELAYS may be influenced   Several factors, many of which are beyond our
by many unpredictable      control, will influence the value of the RELAYS. We
factors                    expect that generally the value of the Nasdaq-100
                           Index on any day will affect the value of the RELAYS more than any other single factor. However, because the payout on the RELAYS is only directly correlated to the value of the Nasdaq-100 Index in certain circumstances, the RELAYS will trade differently from the Nasdaq-100 Index. Other factors that may influence the value of the RELAYS include:

                           o the volatility (frequency and magnitude of changes in value) of the Nasdaq-100 Index

                           o the dividend rate on the stocks underlying the Nasdaq-100 Index

                           o geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the stocks underlying the Nasdaq-100 Index or stock markets generally and which may affect the value of the Nasdaq-100 Index

                           o  interest and yield rates in the market

                           o the time remaining until the next determination date and the maturity of the RELAYS

                           o whether the value of the Nasdaq-100 Index has closed at or below the trigger level on any date

                           o  our creditworthiness

                           Some or all of these factors will influence the price you will receive if you sell your RELAYS prior to maturity. For example, you may have to sell your RELAYS at a substantial discount from the principal amount if on that date the value of the Nasdaq-100 Index is at or below the closing value of the Nasdaq-100 Index on December 22, 2003, the day we offered the RELAYS for initial sale to the public, especially if at any time on any date during the term of the RELAYS the value of the Nasdaq-100 Index has closed at or below the trigger level.

                           You cannot predict the future performance of the Nasdaq-100 Index based on its historical performance. The value of the Nasdaq-100 Index may decrease so that you will receive at maturity a payment that is less than the principal amount of the RELAYS by an amount proportionate to the decrease in the value of the Nasdaq-100 Index. In addition, there can be no assurance that the value of the Nasdaq-100 Index will have increased on the final determination date so that you will receive at maturity more than the principal amount of the RELAYS.

Adjustments to the Nasdaq- The Nasdaq Stock Market, Inc., or Nasdaq(R), is
100 Index could adversely  responsible for calculating and maintaining the
affect the value of the    Nasdaq-100 Index. Nasdaq can add, delete or
RELAYS                     substitute the stocks underlying the Nasdaq-100
                           Index or make other methodological changes that could change the value of the Nasdaq-100 Index.
                           Nasdaq may discontinue or suspend calculation or dissemination of the Nasdaq-100 Index. Nasdaq is under no obligation to consider your interests as an investor in the RELAYS and will not do so. Any of these actions could adversely affect the value of the RELAYS.

                           Nasdaq may discontinue or suspend calculation or publication of the Nasdaq-100 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued Nasdaq-100 Index. MS & Co. could have an economic interest that is different than that of investors in the RELAYS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the RELAYS will be an amount based on the closing prices of the stocks underlying the Nasdaq-100 Index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the Nasdaq-100 Index last in effect prior to discontinuance of the Nasdaq-100 Index.

You have no                Investing in the RELAYS is not equivalent to
shareholder rights         investing in the Nasdaq-100 Index or its component
                           stocks. As an investor in the RELAYS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the Nasdaq-100 Index.

Adverse economic interests Because the calculation agent, MS & Co., is our
of the calculation agent   affiliate, the economic interests of the calculation
and its affiliates may     agent and its affiliates may be adverse to your
affect determinations      interests as an investor in the RELAYS. As
                           calculation agent, MS & Co. will calculate the payment we will pay to you at maturity.
                           Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the Nasdaq-100 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called
                           "Description of RELAYS--Market Disruption Event" and
                           "--Discontinuance of the Nasdaq-100 Index;
                           Alteration of Method of Calculation."

Hedging and trading        MS & Co. and other affiliates of ours have carried
activity by the            out, and will continue to carry out, hedging
calculation agent and      activities related to the RELAYS (and possibly to
its affiliates could       other instruments linked to the Nasdaq-100 Index or
potentially adversely      its component stocks), including trading in the
affect the value of        stocks underlying the Nasdaq-100 Index as well as in
the Nasdaq-100 Index       other instruments related to the Nasdaq-100 Index.
                           MS & Co. and some of our other subsidiaries also trade the stocks underlying the Nasdaq-100 Index and other financial instruments related to the Nasdaq-100 Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities as of the date of this pricing supplement could potentially have affected the value of the Nasdaq-100 Index and, as a result, the level at which the Nasdaq-100 Index must close before you receive a payment at maturity or upon automatic redemption that exceeds the principal amount of the RELAYS. Additionally, such hedging or trading activities during the term of the RELAYS could potentially affect the value of the Nasdaq-100
                           Index on the determination dates and, accordingly, whether we redeem the RELAYS and the amount of cash you will receive at maturity.

Tax treatment              You should also consider the U.S. federal income tax
                           consequences of investing in the RELAYS. An investment in a RELAYS should be treated as an "open transaction" with respect to the Nasdaq-100 Index for U.S. federal income tax purposes, as described in the section of this pricing supplement called
                           "Description of RELAYS--United States Federal Income
                           Taxation." Under this treatment, if you are a U.S.
                           taxable investor, you should not be required to accrue any income during the term of a RELAYS; but you should recognize capital gain or loss at maturity or upon a sale, exchange, redemption or other disposition of the RELAYS in an amount equal to the difference between the amount realized and your tax basis in the RELAYS. However, due to the absence of authorities that directly address the proper tax treatment of the RELAYS, no assurance can be given that the IRS will accept, or that a court will uphold, this characterization and treatment. If the IRS were successful in asserting an alternative characterization or treatment, the timing and character of income thereon would be significantly affected. Please read carefully the section of this pricing supplement called "Description of
                           RELAYS-United States Federal Income Taxation."

                           If you are a foreign investor, please read the section of this pricing supplement called "Description of RELAYS-United States Federal Income Taxation."

                           You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the RELAYS.

                             DESCRIPTION OF RELAYS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "RELAYS" refers to each $1,000 principal amount of our Redeemable Equity-Linked Alternative Yield Securities due December 23, 2007. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount........   $9,525,000

Original Issue Date
  (Settlement Date)...............   December 26, 2003

Maturity Date.....................   December 23, 2007, subject to extension in
                                     the event of a Market Disruption Event on the final Determination Date.

                                     If, due to a Market Disruption Event or
                                     otherwise, the final Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Determination Date as postponed. See "--Determination Dates" below.

Interest Rate.....................   None

Specified Currency................   U.S. dollars

Issue Price.......................   $1,000 per RELAYS

CUSIP Number......................   61746S208

Denominations.....................   $1,000 and integral multiples thereof

Initial Index Value...............   1,431.71, which is the Index Closing Value
                                     on December 22, 2003.

Payment at Maturity...............   Unless the RELAYS have been previously
                                     automatically redeemed, you will receive for each $1,000 principal amount of RELAYS that you hold a Payment at Maturity equal to:

                                        o  $1,320 (132% of par) if the Final
                                           Index Value is greater than the
                                           Initial Index Value,

                                        o  $1,000 (par) if the Final Index
                                           Value is less than or equal to the
                                           Initial Index Value and the reported
                                           value of the Nasdaq-100 Index, as
                                           determined by the Calculation Agent,
                                           has not decreased to or below the
                                           Trigger Level at any time on any
                                           Trading Day on which there is no
                                           Market Disruption Event from but
                                           excluding the Original Issue Date to
                                           and including the final
                                           Determination Date or

                                        o  the $1,000 principal amount of each
                                           RELAYS times the Index Performance
                                           Factor if the Final Index Value is
                                           less than or equal to the Initial
                                           Index Value and the reported value
                                           of the Nasdaq-100 Index, as
                                           determined by the Calculation Agent,
                                           has decreased to or below the
                                           Trigger Level at any time on any
                                           Trading Day on which there is no
                                           Market Disruption Event from but
                                           excluding the Original Issue Date to
                                           and including the final
                                           Determination Date.

                                           Because the Index Performance Factor
                                           will be less than or equal to 1.0,
                                           this payment will be less than or
                                           equal to $1,000.

                                     We shall, or shall cause the Calculation
                                     Agent to, (i) provide written notice to
                                     the Trustee and to DTC of the amount of
                                     cash to be delivered with respect to the $1,000 principal amount of each RELAYS on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the RELAYS to the Trustee for delivery to DTC, as holder of the RELAYS, on or prior to the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Final Index Value.................   The Index Closing Value on the final
                                     Determination Date, as determined by the Calculation Agent.

Index Performance Factor..........   The Final Index Value divided by the
                                     Initial Index Value.

Trigger Level.....................   1,002.19, which is 70% of the Initial
                                     Index Value.

Index Closing Value...............   The Index Closing Value on any Trading Day
                                     will be determined by the Calculation
                                     Agent and will equal the official closing value of the Nasdaq-100 Index or any Successor Index (as defined under
                                     "--Discontinuance of the Nasdaq-100 Index;
                                     Alteration of Method of Calculation"
                                     below) published following the regular
                                     official weekday close of the principal
                                     trading sessions of the New York Stock
                                     Exchange (the "NYSE"), the American Stock
                                     Exchange LLC (the "AMEX") and the Nasdaq
                                     National Market on that Trading Day. In
                                     certain circumstances, the Index Closing
                                     Value will be based on the alternate
                                     calculation of the Nasdaq-100 Index
                                     described under "--Discontinuance of the
                                     Nasdaq-100 Index; Alteration of Method of
                                     Calculation."

Determination Dates...............   December 23, 2004, December 23, 2005,
                                     December 23, 2006 and December 20, 2007, or if any such day is not a Trading Day or if there is a Market Disruption Event on any such day, such Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Early Redemption..................   If the Index Closing Value on any of the
                                     first three Determination Dates is greater than the Initial Index Value, we will redeem all of the RELAYS on the third
                                     Business Day following such Determination
                                     Date (in each case, the "Early Redemption
                                     Date") for the Early Redemption Payment.

Early Redemption Payment..........   The Early Redemption Payment will equal:

                                     o   $1,080, if Early Redemption occurs in
                                         2004,
                                     o   $1,160, if Early Redemption occurs in
                                         2005 or

                                     o   $1,240, if Early Redemption occurs in
                                         2006.

Trading Day.......................   A day, as determined by the Calculation
                                     Agent, on which trading is generally
                                     conducted on the NYSE, the AMEX, the
                                     Nasdaq National Market, the Chicago
                                     Mercantile Exchange, the Chicago Board of
                                     Options Exchange and in the
                                     over-the-counter market for equity
                                     securities in the United States.

Book Entry or
Certificated Note.................   Book Entry. The RELAYS will be issued in
                                     the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the RELAYS. Your beneficial interest in the RELAYS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by "you" or to be taken by "you" refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the RELAYS, for distribution to participants in accordance with DTC's procedures. For more information regarding
                                     DTC and book entry notes, please read "The
                                     Depositary" in the accompanying prospectus supplement and "Form of Securities--Global
                                     Securities--Registered Global Securities" in the accompanying prospectus.

Senior Note or Subordinated Note..   Senior

Trustee...........................   JPMorgan Chase Bank

Agent.............................   MS & Co.

Calculation Agent.................   MS & Co.

                                     All determinations made by the Calculation
                                     Agent will be at the sole discretion of
                                     the Calculation Agent and will, in the
                                     absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                     All dollar amounts related to
                                     determination of the amount of cash
                                     payable per RELAYS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upwards (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of RELAYS will be rounded to the nearest cent, with one-half cent rounded upward.

                                     Because the Calculation Agent is our
                                     affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the RELAYS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value or whether a Market Disruption Event has occurred. See "--Discontinuance of the Nasdaq-100 Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event...........   "Market Disruption Event" means the
                                     occurrence or existence of any of the
                                     following events with respect to the
                                     Nasdaq-100 Index:

                                         (i) a suspension, absence or material
                                         limitation of trading of stocks then
                                         constituting 20 percent or more of the
                                         level of the Nasdaq-100 Index (or the
                                         Successor Index) on the Relevant
                                         Exchanges for such securities for more
                                         than two hours of trading or during
                                         the one-half hour period preceding the
                                         close of the principal trading session
                                         on such Relevant Exchange; or a
                                         breakdown or failure in the price and
                                         trade reporting systems of any
                                         Relevant Exchange as a result of which
                                         the reported trading prices for stocks
                                         then constituting 20 percent or more
                                         of the level of the Nasdaq-100 Index
                                         (or the relevant Successor Index)
                                         during the last one-half hour
                                         preceding the close of the principal
                                         trading session on such Relevant
                                         Exchange are materially inaccurate; or
                                         the suspension, absence or material
                                         limitation of trading on any major
                                         U.S. securities market for trading in
                                         futures or options contracts or
                                         exchange traded funds related to the
                                         Nasdaq-100 Index (or the relevant
                                         Successor Index) for more than two
                                         hours of trading or during the
                                         one-half hour period preceding the
                                         close of the principal trading session
                                         on such market, in each case as
                                         determined by the Calculation Agent in
                                         its sole discretion; and

                                         (ii) a determination by the
                                         Calculation Agent in its sole
                                         discretion that any event described in
                                         clause (i) above materially interfered
                                         with the ability of Morgan Stanley or
                                         any of its affiliates to unwind or
                                         adjust all or a material portion of
                                         the hedge with respect to the RELAYS.

                                     For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Nasdaq-100 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Nasdaq-100 Index shall be based on a comparison of (x) the portion of the level of the Nasdaq-100 Index attributable to that security relative to (y) the overall level of the Nasdaq-100 Index, in each case immediately before that suspension or limitation.

                                     For purposes of determining whether a
                                     Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Nasdaq-100 Index by the primary securities market trading in such contracts by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Nasdaq-100 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary securities market on which futures or options contracts related to the Nasdaq-100 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange.................   "Relevant Exchange" means the primary U.S.
                                     organized exchange or market of trading
                                     for any security (or any combination
                                     thereof) then included in the Nasdaq-100
                                     Index or any Successor Index.

Alternate Exchange Calculation
  in Case of an Event of Default..   In case an event of default with respect
                                     to the RELAYS shall have occurred and be continuing, the amount declared due and payable per RELAYS upon any acceleration of the RELAYS shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as if the date of acceleration were the final Determination Date.

                                     If the maturity of the RELAYS is
                                     accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the RELAYS as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Nasdaq-100 Index..............   We have derived all information contained
                                     in this pricing supplement regarding the Nasdaq-100 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Nasdaq. The
                                     Nasdaq-100 Index was developed by Nasdaq and is calculated, maintained and published by Nasdaq. We make no representation or warranty as to the accuracy or completeness of such information.

                                     The Nasdaq-100 Index was developed by
                                     Nasdaq, is determined, comprised and
                                     calculated by Nasdaq and was first
                                     published in January 1985. The Nasdaq-100
                                     Index is a modified
                                     capitalization-weighted index of 100 of
                                     the largest non-financial companies listed on the Nasdaq National Market tier of The Nasdaq Stock Market. The Nasdaq-100 Index constitutes a broadly diversified segment of the largest securities listed on The Nasdaq Stock Market and includes companies across a variety of major industry groups. At any moment in time, the value of the Nasdaq-100 Index equals the aggregate value of the then-current Nasdaq-100 Index share weights of each of the Nasdaq-100 Index component securities, which are based on the total shares outstanding of each such Nasdaq-100 Index component security, multiplied by each such security's respective last sale price on The Nasdaq Stock Market, and divided by a scaling factor (the "divisor"), which becomes the basis for the reported Nasdaq-100 Index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for Nasdaq-100 Index reporting purposes.

                                     To be eligible for inclusion in the
                                     Nasdaq-100 Index, a security must be
                                     traded on the Nasdaq National Market tier of The Nasdaq Stock Market and meet the other eligibility criteria, including the following: the security must be of a non-financial company; only one class of security per issuer is allowed; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; the security must have "seasoned" on The Nasdaq Stock Market or another recognized market (generally a company is considered to be seasoned by Nasdaq if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); if the security would otherwise qualify to be in the top 25% of the securities included in the Nasdaq-100 Index by market capitalization for the six prior consecutive month ends, then a one-year "seasoning" criteria would apply; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on The Nasdaq Stock Market within the next six months.

                                     In addition, to be eligible for continued inclusion in the Nasdaq-100 Index, the following criteria apply: the security must be listed on the Nasdaq National Market; the security must be of a non-financial company; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the Nasdaq-100 Index at each month end. In the event a company does not meet this criterion for two consecutive month ends, it will be removed from the Nasdaq-100 Index effective after the close of trading on the third Friday of the following month.

                                     The securities in the Nasdaq-100 Index are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, such change is made to the Nasdaq-100 Index on the evening prior to the effective date of such corporate action or as soon as practical thereafter. Otherwise, if the change in total shares outstanding is less than 5.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the Nasdaq-100 Index share weights for such Nasdaq-100 Index component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such Nasdaq-100 Index component securities.

                                     Additionally, Nasdaq may periodically
                                     (ordinarily, several times per quarter)
                                     replace one or more component securities in the Nasdaq-100 Index due to mergers, acquisitions, bankruptcies or other market conditions, or due to delisting if an issuer chooses to list its securities on another marketplace, or if the issuers of such component securities fail to meet the criteria for continued inclusion in the Nasdaq-100 Index.

                                     The Nasdaq-100 Index share weights are
                                     also subject, in certain cases, to a
                                     rebalancing (see "Rebalancing of the
                                     Nasdaq-100 Index for Modified
                                     Capitalization-Weighted Methodology"
                                     below).

                                     Ordinarily, whenever there is a change in the Nasdaq-100 Index share weights or a change in a component security included in the Nasdaq-100 Index, Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the Nasdaq-100 Index which might otherwise be caused by such change.

                                     The table under "Historical Information" below shows the actual performance of the Nasdaq-100 Index for the period between January 1, 1998 and December 22, 2003. Stock prices fluctuated widely during this period. The results shown should not be considered as a representation of the income yield or capital gain or loss that may be generated by the Nasdaq-100 Index in the future.

                                     Annual Ranking Review

                                     The Nasdaq-100 Index component securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, the "Annual Ranking Review," as described below. Securities listed on The Nasdaq Stock Market which meet the eligibility criteria described above are ranked by market value. Nasdaq-100 Index-eligible securities which are already in the Nasdaq-100 Index and which are in the top 150 eligible securities (based on market value) are retained in the Nasdaq-100 Index provided that such security was ranked in the top 100 eligible securities as of the previous year's ranking review. Securities not meeting such criteria are replaced. The replacement securities chosen are the largest market capitalization Nasdaq-100 Index-eligible securities not currently in the Nasdaq-100 Index. Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year a Nasdaq-100 Index component security is no longer traded on The Nasdaq Stock Market, or is otherwise determined by Nasdaq to become ineligible for continued inclusion in the Nasdaq-100 Index, the security will be replaced with the largest market capitalization security not currently in the Nasdaq-100 Index and meeting the Nasdaq-100 Index eligibility criteria listed above.

                                     Rebalancing of the Nasdaq-100 Index for
                                     Modified Capitalization-Weighted
                                     Methodology

                                     Effective after the close of trading on
                                     December 18, 1998, the Nasdaq-100 Index
                                     has been calculated under a "modified
                                     capitalization-weighted" methodology,
                                     which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the Nasdaq-100 Index by a few large stocks); (3) reduce Nasdaq-100 Index performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest Nasdaq-100 Index component securities from necessary weight rebalancings.

                                     Under the methodology employed, on a
                                     quarterly basis coinciding with Nasdaq's quarterly scheduled weight adjustment procedures described above, the Nasdaq-100 Index component securities are categorized as either "Large Stocks" or "Small Stocks" depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the Nasdaq-100 Index (i.e., as a 100-stock index, the average percentage weight in the Nasdaq-100 Index is 1.0%).

                                     Such quarterly examination will result in a Nasdaq-100 Index rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization Nasdaq-100 Index component security must be less than or equal to 24.0% and (2) the "collective weight" of those Nasdaq-100 Index component securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the Nasdaq-100 Index.

                                     If either one or both of these weight
                                     distribution requirements are not met upon quarterly review or Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed in accordance with the following plan. First, relating to weight distribution requirement (1) above, if the current weight of the single largest Nasdaq-100 Index component security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest Nasdaq-100 Index component security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those Nasdaq-100 Index component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their "collective weight" exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the "collective weight," so adjusted, to be set to 40.0%.

                                     The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Nasdaq-100 Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock's relative ranking among the Small Stocks such that the smaller the Nasdaq-100 Index component security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the Nasdaq-100 Index.

                                     In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock's relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

                                     Additional iterations will be performed
                                     until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

                                     Then, to complete the rebalancing
                                     procedure, once the final percent weights of each Nasdaq-100 Index component security are set, the Nasdaq-100 Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the Nasdaq-100 Index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the Nasdaq-100 Index share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the Nasdaq-100 Index divisor will be made to ensure continuity of the Nasdaq-100 Index.

                                     Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current Nasdaq-100 Index share weights. However, Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the Nasdaq-100 Index components. In such instances, Nasdaq would announce the different basis for rebalancing prior to its implementation.

                                     In this pricing supplement, unless the
                                     context requires otherwise, references to the Nasdaq-100 Index will include any Successor Index and references to Nasdaq will include any successor to The Nasdaq Stock Market.

Discontinuance of the
  Nasdaq-100 Index;
  Alteration of Method
  of Calculation..................   If Nasdaq discontinues publication of the
                                     Nasdaq-100 Index and Nasdaq or another
                                     entity publishes a successor or substitute index that MS & Co., as the Calculation
                                     Agent, determines, in its sole discretion, to be comparable to the discontinued
                                     Nasdaq-100 Index (such index being
                                     referred to herein as a "Successor
                                     Index"), then any subsequent Index Closing
                                     Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the Successor Index on the date that any Index
                                     Closing Value is to be determined.

                                     Upon any selection by the Calculation
                                     Agent of a Successor Index, the
                                     Calculation Agent will cause written
                                     notice thereof to be furnished to the
                                     Trustee, to Morgan Stanley and to DTC, as holder of the RELAYS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the RELAYS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                     If Nasdaq discontinues publication of the Nasdaq-100 Index prior to, and such discontinuance is continuing on, the date that any Index Closing Value is to be determined and MS & Co., as the Calculation Agent, determines that no Successor Index is available at such time, then, on such date, the Calculation Agent will determine the Index Closing Value in accordance with the formula for calculating the Nasdaq-100 Index last in effect prior to such discontinuance, using the official closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the official closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Nasdaq-100 Index on the Relevant Exchange without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Nasdaq-100 Index may adversely affect the value of the RELAYS.

                                     If at any time the method of calculating the Nasdaq-100 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Nasdaq-100 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Nasdaq-100 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Nasdaq-100 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and determine the Final Index Value with reference to the Nasdaq-100 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Nasdaq-100 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Nasdaq-100 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information............   The following table sets forth the high
                                     and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Nasdaq-100 Index for each quarter in the period from January 1, 1998 through December 22, 2003. The Index Closing Value on December 22, 2003 was 1,431.71. We
                                     obtained the information in the table
                                     below from Bloomberg Financial Markets,
                                     and we believe such information to be
                                     accurate.

                                     The historical prices of the Nasdaq-100
                                     Index should not be taken as an indication of future performance, and no assurance can be given as to the value of the Nasdaq-100 Index on any Determination Date. The value of the Nasdaq-100 Index may decrease to or below the Trigger Level during the term of the RELAYS and close on the final Determination Date below the Initial Index Value so that the Payment at Maturity will be less than the principal amount of the RELAYS. We cannot give you any assurance that the value of the Nasdaq-100 Index will increase so that at maturity or early redemption you will receive a payment in excess of the principal amount of the RELAYS. Your return is linked to the value of the Nasdaq-100 Index on the Determination Dates and, in certain circumstances, over the period from December 22, 2003 to the final Determination Date.

                                     If the RELAYS have not previously been
                                     automatically redeemed, and the Nasdaq-100
                                     Index has decreased to or below the
                                     Trigger Level at any time on any date
                                     during the term of the RELAYS and the
                                     Final Index Value is less than the Initial
                                     Index Value, you will lose money on your investment.

                                                                                 Period
                                                              High       Low       End
                                                             -------   -------  -------
                                     1998:
                                       First Quarter......   1220.66    956.19  1220.66
                                       Second Quarter.....   1339.71   1163.98  1337.34
                                       Third Quarter......   1465.89   1140.34  1345.48
                                       Fourth Quarter.....   1836.01   1128.88  1836.01
                                     1999:
                                       First Quarter......   2144.66   1854.39  2106.39
                                       Second Quarter.....   2296.77   1967.84  2296.77
                                       Third Quarter......   2545.41   2163.77  2407.90
                                       Fourth Quarter.....   3707.83   2362.11  3707.83
                                     2000:
                                       First Quarter......   4704.73   3340.81  4397.84
                                       Second Quarter ....   4291.53   3023.42  3763.79
                                       Third Quarter......   4099.30   3477.31  3570.61
                                       Fourth Quarter.....   3457.97   2210.32  2341.70



                                     PS-22

                                                                                 Period
                                                              High       Low       End
                                                             -------   -------  -------
                                     2001:
                                       First Quarter......   2730.05   1563.14  1573.25
                                       Second Quarter ....   2052.57   1370.75  1830.19
                                       Third Quarter......   1827.07   1126.95  1168.37
                                       Fourth Quarter.....   1720.91   1151.24  1577.05
                                     2002:
                                       First Quarter......   1675.03   1348.25  1452.81
                                       Second Quarter ....   1478.52   1022.74  1051.41
                                       Third Quarter......   1060.89    832.52   832.52
                                       Fourth Quarter.....   1127.06    804.64   984.36
                                     2003:
                                       First Quarter......   1094.87    951.90  1018.66
                                       Second Quarter.....   1247.90   1022.63  1200.17
                                       Third Quarter......   1400.13   1207.28  1303.70
                                       Fourth Quarter
                                        (through December
                                        22, 2003..........   1447.08   1335.34  1431.71

Use of Proceeds and Hedging.......   The net proceeds we receive from the sale
                                     of the RELAYS will be used for general
                                     corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the RELAYS. See also "Use of Proceeds" in the accompanying prospectus.

                                     On or prior to the date of this pricing
                                     supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the RELAYS by taking positions in futures contracts on the Nasdaq-100 Index. Such purchase activity could potentially have increased the value of the Nasdaq-100 Index, and, therefore, increased the level at which the Nasdaq-100 Index that must prevail on the Determination Dates before you would receive upon an automatic redemption or at maturity a payment that exceeds the principal amount of the RELAYS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the RELAYS, including on the Determination Dates, by purchasing and selling the stocks underlying the Nasdaq-100 Index, futures or options contracts or exchange traded funds on the Nasdaq-100 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on one or more Determination Dates. We cannot give any assurance that our hedging activities will not affect the value of the Nasdaq-100 Index and, therefore, adversely affect the value of the RELAYS or the payment that you will receive at maturity.

Supplemental Information
  Concerning Plan of
  Distribution....................   Under the terms and subject to conditions
                                     contained in the U.S. distribution
                                     agreement referred to in the prospectus
                                     supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of RELAYS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the RELAYS directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. The
                                     Agent may allow a concession not in excess of 1.5% of the principal amount of the RELAYS to other dealers, which may include
                                     Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. We expect to deliver the RELAYS against payment therefor in New York, New York on December
                                     26, 2003. After the initial offering of
                                     the RELAYS, the Agent may vary the
                                     offering price and other selling terms
                                     from time to time.

                                     In order to facilitate the offering of the RELAYS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the RELAYS or the level of the Nasdaq-100 Index. Specifically, the Agent may sell more RELAYS than it is obligated to purchase in connection with the offering or may sell individual stocks underlying the Nasdaq-100 Index it does not own, creating a naked short position in the RELAYS or the individual stocks underlying the Nasdaq-100 Index, respectively, for its own account. The Agent must close out any naked short position by purchasing the RELAYS or the individual stocks underlying the Nasdaq-100 Index in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the RELAYS or the individual stocks underlying the Nasdaq-100 Index in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, RELAYS or the individual stocks underlying the Nasdaq-100 Index in the open market to stabilize the price of the RELAYS. Any of these activities may raise or maintain the market price of the RELAYS above independent market levels or prevent or retard a decline in the market price of the RELAYS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                                     General

                                     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the RELAYS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the RELAYS in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the RELAYS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the RELAYS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                     The Agent has represented and agreed, and each dealer through which we may offer the RELAYS has represented and agreed, that it
                                     (i) will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the RELAYS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the RELAYS under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the RELAYS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                     Brazil

                                     The RELAYS may not be offered or sold to the public in Brazil. Accordingly, the offering of the RELAYS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                     Chile

                                     The RELAYS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the RELAYS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                     Hong Kong

                                     The RELAYS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the RELAYS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong
                                     Kong) other than with respect to RELAYS
                                     which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                     Mexico

                                     The RELAYS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                     Singapore

                                     This pricing supplement and the
                                     accompanying prospectus supplement and
                                     prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus and any other document or material used in connection with the offer or sale, or invitation for subscription or purchase, of the RELAYS may not be circulated or distributed, nor may the RELAYS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the RELAYS to the public in Singapore.

License Agreement between
  The Nasdaq Stock Market,
  Inc. and Morgan Stanley.........   Nasdaq and Morgan Stanley have entered
                                     into a non-exclusive license agreement
                                     providing for the license to Morgan
                                     Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Nasdaq-100
                                     Index, which is owned and published by
                                     Nasdaq, in connection with securities,
                                     including the RELAYS.

                                     The license agreement between Nasdaq and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                                     The RELAYS are not sponsored, endorsed,
                                     sold or promoted by The Nasdaq Stock
                                     Market, Inc. (including its affiliates)
                                     (Nasdaq, with its affiliates, are referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the RELAYS. The Corporations make no representation or warranty, express or implied, to the holders of the RELAYS or any member of the public regarding the advisability of investing in securities generally or in the RELAYS particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The
                                     Corporations' only relationship to us (the
                                     "Licensee") is in the licensing of the
                                     Nasdaq-100(R), Nasdaq-100 Index(R) and
                                     Nasdaq(R) trademarks or service marks and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to the Licensee or the RELAYS. Nasdaq has no obligation to take the needs of the Licensee or the owners of the RELAYS into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the RELAYS to be issued or in the determination or calculation of the equation by which the RELAYS are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the RELAYS.

                                     THE CORPORATIONS DO NOT GUARANTEE THE
                                     ACCURACY AND/OR UNINTERRUPTED CALCULATION
                                     OF THE NASDAQ-100 INDEX(R) OR ANY DATA
                                     INCLUDED THEREIN. THE CORPORATIONS MAKE NO
                                     WARRANTY,

                                     EXPRESS OR IMPLIED, AS TO RESULTS TO BE
                                     OBTAINED BY THE LICENSEE, OWNERS OF THE
                                     RELAYS, OR ANY OTHER PERSON OR ENTITY FROM
                                     THE USE OF THE NASDAQ-100 INDEX(R) OR ANY
                                     DATA INCLUDED THEREIN. THE CORPORATIONS
                                     MAKE NO EXPRESS OR IMPLIED WARRANTIES AND
                                     EXPRESSLY DISCLAIM ALL WARRANTIES OF
                                     MERCHANTABILITY OR FITNESS FOR A
                                     PARTICULAR PURPOSE OR USE WITH RESPECT TO
                                     THE NASDAQ-100 INDEX(R) OR ANY DATA
                                     INCLUDED THEREIN. WITHOUT LIMITING ANY OF
                                     THE FOREGOING, IN NO EVENT SHALL THE
                                     CORPORATIONS HAVE ANY LIABILITY FOR LOST
                                     PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE,
                                     INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF
                                     NOTIFIED OF THE POSSIBILITY OF SUCH
                                     DAMAGES.

                                     The "Nasdaq(R)," "Nasdaq-100(R)" and
                                     "Nasdaq-100 Index(R)" are trademarks of
                                     The Nasdaq Stock Market, Inc. and have
                                     been licensed for use by Morgan Stanley.
                                     The RELAYS have not been passed on by the Corporations as to their legality or suitability. The RELAYS are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE RELAYS.

ERISA Matters for Pension Plans
  and Insurance Companies.........   Each fiduciary of a pension,
                                     profit-sharing or other employee benefit plan subject to the Employee Retirement
                                     Income Security Act of 1974, as amended
                                     ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the RELAYS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                     In addition, we and certain of our
                                     subsidiaries and affiliates, including MS
                                     & Co. and Morgan Stanley DW Inc. (formerly
                                     Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the RELAYS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the RELAYS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                     The U.S. Department of Labor has issued
                                     five prohibited transaction class
                                     exemptions ("PTCEs") that may provide
                                     exemptive relief for direct or indirect
                                     prohibited transactions resulting from the purchase or holding of the RELAYS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                     Because we may be considered a party in
                                     interest with respect to many Plans, the RELAYS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the RELAYS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                     Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the RELAYS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                     Certain plans that are not subject to
                                     ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the RELAYS.

                                     Purchasers of the RELAYS have exclusive
                                     responsibility for ensuring that their
                                     purchase and holding of the RELAYS do not violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal Income
Taxation..........................   The following summary is based on the
                                     opinion of Davis Polk & Wardwell, our
                                     special tax counsel, and is a general
                                     discussion of the principal U.S. federal income tax consequences to initial investors in the RELAYS that (i) purchase the RELAYS at the Issue Price and (ii) will hold the RELAYS as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to an investor in light of the investor's particular circumstances or to investors that are subject to special rules, such as:

                                     o   tax-exempt organizations;
                                     o   certain financial institutions;
                                     o   dealers and certain traders in
                                         options, securities or foreign
                                         currencies;
                                     o   persons who hold a RELAYS as part of a
                                         hedging transaction, straddle,
                                         conversion or other integrated
                                         transaction;
                                     o   U.S. Holders, as defined below, whose
                                         functional currency is not the U.S.
                                         dollar;
                                     o   partnerships or other entities
                                         classified as partnerships;
                                     o   nonresident alien individuals who have
                                         lost their United States citizenship
                                         or who have ceased to be taxed as
                                         United States resident aliens;
                                     o   corporations that are treated as
                                         foreign personal holding companies,
                                         controlled foreign corporations or
                                         passive foreign investment companies;
                                     o   Non-U.S. Holders, as defined below,
                                         that are owned or controlled by
                                         persons subject to U.S. federal income
                                         tax;
                                     o   Non-U.S. Holders for whom income or
                                         gain in respect of a RELAYS is
                                         effectively connected with a trade or
                                         business in the United States; and
                                     o   Non-U.S. Holders who are individuals
                                         having a "tax home" (as defined in
                                         Section 911(d)(3) of the Code) in the
                                         United States.

                                     If you are considering purchasing the
                                     RELAYS, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under U.S. federal estate tax law or the laws of any state, local or foreign taxing jurisdiction.

                                     General

                                     In the opinion of Davis Polk & Wardwell, which is based on certain representations received from us (including the existence of a substantial risk that an initial investor will lose a significant amount of its investment), the purchase and ownership of a RELAYS should be treated as an "open transaction" with respect to the Nasdaq-100 Index for U.S. federal income tax purposes. While other characterizations of the RELAYS could be asserted by the Internal Revenue Service (the "IRS"), as discussed below, the following discussion assumes that this characterization of the RELAYS will be respected.

                                     U.S. Holders

                                     This section only applies to you if you
                                     are a U.S. Holder and is only a brief
                                     summary of the U.S. federal income tax
                                     consequences of the
                                     ownership and disposition of the RELAYS.
                                     As used herein, the term "U.S. Holder"
                                     means a beneficial owner of a RELAYS that is for U.S. federal income tax purposes:

                                     o   a citizen or resident of the United
                                         States;
                                     o   a corporation created or organized
                                         under the laws of the United States or
                                         any political subdivision thereof; or
                                     o   an estate or trust the income of which
                                         is subject to United States federal
                                         income taxation regardless of its
                                         source.

                                     Tax Treatment of the RELAYS
                                     ---------------------------

                                     Assuming the characterization of the
                                     RELAYS as set forth above, Davis Polk &
                                     Wardwell believes that the following U.S.
                                     federal income tax consequences should
                                     result.

                                     Tax Basis. A U.S. Holder's tax basis in a
                                     RELAYS will equal the amount paid by the U.S. Holder to acquire the RELAYS.

                                     Settlement of a RELAYS at Maturity. Upon receipt of cash at maturity, a U.S. Holder will recognize long-term capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the RELAYS.

                                     Sale, Exchange, Redemption or Other
                                     Disposition of a RELAYS. Upon a sale,
                                     exchange, redemption or other disposition of a RELAYS prior to its maturity, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition and the U.S. Holder's tax basis in the RELAYS sold, exchanged, redeemed or otherwise disposed. This gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the RELAYS for more than one year at the time of disposition.

                                     Possible Alternative Tax Treatments of an
                                     -----------------------------------------
                                     Investment in the RELAYS
                                     ------------------------

                                     Due to the absence of authorities that
                                     directly address the proper tax treatment of the RELAYS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the RELAYS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                     If the IRS were successful in asserting
                                     that the Contingent Payment Regulations
                                     applied to the RELAYS, the timing and
                                     character of income thereon would be
                                     significantly affected. Among other
                                     things, a U.S. Holder would be required to accrue original issue discount on the RELAYS every year at a "comparable yield" determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, redemption or other disposition of the RELAYS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount, and as capital loss thereafter.

                                     Even if the Contingent Payment Regulations do not apply to the RELAYS, other alternative U.S. federal income tax characterizations of the RELAYS are possible which, if applied, could also affect the timing and character of the income or loss with respect to the RELAYS. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the RELAYS.

                                     Backup Withholding and Information
                                     ----------------------------------
                                     Reporting
                                     ---------

                                     A U.S. Holder of the RELAYS may be subject to backup withholding and information reporting in respect of amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                     Non-U.S. Holders

                                     This section only applies to you if you
                                     are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a RELAYS that is for U.S. federal income tax purposes:

                                     o   a nonresident alien individual;
                                     o   a foreign corporation; or
                                     o   a foreign trust or estate.

                                     A Non-U.S. Holder of a RELAYS generally
                                     will not be subject to U.S. federal
                                     income, withholding or backup withholding tax, provided that the Non-U.S. Holder complies with certain certification procedures establishing that it is not a United States person for U.S. federal income tax purposes (e.g., by providing a completed IRS Form W-8BEN certifying, under penalties of perjury, that such Non-U.S. Holder is not a United States person) or otherwise establishes an exemption. Information returns may be filed with the IRS in connection with the payments on the RELAYS at maturity as well as in connection with the proceeds from a sale, exchange, redemption or other disposition.

                                     If the RELAYS were recharacterized as debt instruments, any interest paid to a Non-U.S. Holder with respect to the RELAYS would not be subject to U.S. federal withholding tax, provided that the certification requirements described above were satisfied and such Non-U.S. Holder did not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and was not a bank receiving interest described in
                                     Section 881(c)(3)(A) of the Code.